Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOBILE MINI, INC.

MOBILE MINI, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That a resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors”) duly setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that it be submitted to the stockholders of the Corporation for approval and adoption. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article EIGHTH of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“EIGHTH: The number of Directors of the Corporation shall be a minimum of three (3) and a maximum of thirteen (13) persons. The Board of Directors shall have sole authority to determine the number of Directors, within the limits set forth herein, and may increase or decrease the exact number of Directors from time by resolution duly adopted by such Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

Upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), each Director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the Effective Time shall be shortened. Notwithstanding the foregoing, however, subject to the rights of the holders of any series of preferred stock then outstanding, (i) at the 2015 annual meeting of stockholders, the Directors who are elected at that meeting shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of stockholders, (ii) at the 2016 annual meeting of stockholders, the Directors who are elected at that meeting shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders, and (iii) at the 2017 annual meeting of stockholders and each annual meeting of stockholders thereafter, all Directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. All Directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any Director. Election of Directors shall be conducted as provided in this Certificate of Incorporation, by law or in the Bylaws.

Subject to the rights of the holders of any series of preferred stock then outstanding, any Director (i) serving in a class of Directors for a term expiring at the third annual meeting of stockholders following the election of such class may be removed from office at any time, but only for cause, and (ii) serving for a term expiring at the next succeeding annual meeting of stockholders may be removed from office at any time, with or without cause; provided, however, that in any case such removal pursuant to this Article EIGHTH shall be only by the affirmative vote of the holders of a majority of the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors, voting together as a single class.”

SECOND: Pursuant to a resolution of the Board of Directors, a meeting of stockholders of the Corporation was duly called and held on April 30, 2015, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 14th day of September, 2015.

By:	/s/ Christopher J. Miner
Name:	Christopher J. Miner
Title:	Senior Vice President, General Counsel